EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Sappi Limited on Form S-8: 333-11304, 333-121276, 333-121300, 333-130552, as amended, of our report dated December 15, 2006 on the consolidated financial statements and financial statements schedules (which report expresses an unqualified opinion with an explanatory paragraph stating that International Financial Reporting Standards vary in certain respects from accounting principles generally accepted in the United States of America, described in Note 35) and our report relating to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 20-F of Sappi Limited for the year ended September 2006.

/s/ Deloitte & Touche

Per M J Comber
Partner
December 15, 2006

Deloitte & Touche - Registered Auditors

Buildings 1 and 2, Deloitte Place

The Woodlands Office Park, Woodlands Drive, Sandton

Johannesburg, South Africa

National Executive:  GG Gelink Chief Executive  AE Swiegers Chief Operating Officer

GM Pinnock Audit   DL Kennedy Tax  L Geeringh Consulting   MG Crisp Financial Advisory L Bam Strategy

CR Beukman Finance  TJ Brown Clients & Markets SJC Sibisi Public Sector and Corporate Social Responsibility

NT Mtoba Chairman of the Board  J Rhynes Deputy Chairman of the Board

A full list of partners and directors is available on request